Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

15,004,239 Outstanding Shares of Common Stock

of

PetroSearch Energy Corporation

at

$0.33 Net Per Share

pursuant to the Offer to Purchase dated June 22, 2009 by

Tiberius Capital, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 7, 2009, UNLESS THE OFFER IS EXTENDED.

June 22, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated June 22, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal in connection with the third-party tender offer by Tiberius Capital, LLC, an Illinois limited liability company (“Purchaser”), to purchase 15,004,239 outstanding shares of common stock, par value $0.001 per share (the “Shares”), of PetroSearch Energy Corporation, a Nevada corporation (“PetroSearch”), at a net price per Share equal to $0.33 in cash (without interest and subject to applicable withholding taxes) upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase and any amendments or supplements thereto, the “Offer”).

If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates (as defined in the Offer to Purchase) are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer to Purchase), such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in the Offer to Purchase. See the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

•

The Offer Price is $0.33 per Share net to you in cash (without interest and subject to applicable withholding taxes) upon the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal;

•	The Offer is being made for 15,004,239 outstanding Shares;

•	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 7, 2009, UNLESS THE OFFER IS EXTENDED;

•

The Offer is conditioned upon, among other things, Purchaser being satisfied, in its reasonable discretion, that: (i) there have been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares which, together with the Shares then owned by Purchaser, represents a majority of the total number of Shares then outstanding on a fully diluted basis (including Shares issuable upon exercise of the outstanding warrants of PetroSearch and Shares into which outstanding shares of convertible preferred stock of PetroSearch are convertible); (ii) the stockholders of PetroSearch have not approved the proposed Agreement and Plan of Merger, dated as of March 30, 2009, by and among PetroSearch, Double Eagle Petroleum Co. (“Double Eagle”), and DBLE Acquisition Corporation, a wholly owned subsidiary of Double Eagle, attached as Appendix A to the Preliminary Proxy Statement/Prospectus of PetroSearch included in Amendment No. 1 to the Registration Statement on Form S-4 filed by Double Eagle on June 16, 2009; (iii) no takeover defenses (such as a “poison pill” stockholder rights plan, a staggered board of directors, an increase in the size of its Board of Directors from its current three members, or any further issuance of preferred stock) exist for PetroSearch immediately prior to the expiration of the Offer; (iv) PetroSearch retains a minimum of $8.75 million in cash or long-term marketable securities immediately prior to the expiration of the Offer; (v) the restrictions on combinations with interested stockholders set forth in Sections 78.411-44 of the Nevada Revised Statutes are inapplicable to the Offer; and (vi) the total stockholders’ equity of PetroSearch is at least $19 million immediately prior to the expiration of the Offer. Other conditions of the offer are described herein under the caption “Conditions of the Offer.” The Offer is not subject to any financing condition;

•

Purchaser reserves the right (but will not be obligated) to purchase more than 15,004,239 Shares, if more than 15,004,239 Shares are tendered. If more than 15,004,239 Shares are tendered in the Offer and not properly withdrawn prior to the Expiration Date (as defined herein), and Purchaser elects to purchase at least 15,004,239 Shares but fewer than the number of Shares tendered, then Purchaser will purchase the elected number of Shares on a pro rata basis from all tendering stockholders. The number of Shares that Purchaser will purchase from each tendering stockholder will be based on the total number of Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date; and

•

Except as otherwise provided in the Letter of Transmittal, stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary or stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

The Offer is being made solely by means of the Offer to Purchase and the related Letter of Transmittal, and any supplements and amendments thereto, and is being made to all holders of Shares, including holders of Shares located in jurisdictions outside the United States. Purchaser is not aware of any U.S. state statute that would prohibit Purchaser from making the Offer to holders of Shares in that state. If Purchaser becomes aware of such a statute, Purchaser will make a good faith effort to comply with such statute in making the Offer. Only to the extent permitted by Rule 14d-10(b)(2) promulgated under the Securities Exchange Act of 1934, the Offer will exclude all holders of Shares in a U.S. state where Purchaser is prohibited from making the Offer by administrative or judicial action pursuant to a state statute after a good faith effort by Purchaser to comply with such statute. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates (or a timely Book-Entry Confirmation), (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in the Offer to Purchase), an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the opposite side of, or otherwise accompanying, this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

15,004,239 Outstanding Shares of Common Stock

of

PetroSearch Energy Corporation

at

$0.33 Net Per Share

pursuant to the Offer to Purchase dated June 22, 2009 by

Tiberius Capital, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 22, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase and any amendments or supplements thereto, the “Offer”) in connection with the third-party tender offer by Tiberius Captial, LLC, an Illinois limited liability company (“Purchaser”), to purchase 15,004,239 outstanding shares of common stock, par value $0.001 per share (the “Shares”), of PetroSearch Energy Corporation, a Nevada corporation (the “Company”), at a net price per Share equal to $0.33 in cash (without interest and subject to applicable withholding taxes) upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered

Shares

Dated

Account Number:

Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone Number(s)